Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen
732-739-2900, x60
skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES PROMOTES FRED DUFFNER,
CURRENT PRESIDENT, TO CEO AND PRESIDENT

MATAWAN, NJ, August 31, 2010 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a nutrition technology company, today announced that Fred Duffner has been promoted to CEO and President reporting directly to the Board of Directors. Mr. Duffner had previously been named President in January 2010.

Fred Duffner, CEO and President of PacificHealth Laboratories said, “We have made great progress this year refocusing the company on its core brands in sports nutrition, reducing expenses and in building our cash position.  I believe PHLI is now in a position to take back its leadership position in the category and begin to lead with new innovation and consumer messaging. I am hopeful to be able to share these plans in the near future.  I would like to thank the board for its support of this new direction and in increasing my responsibilities to include the role of CEO.”

About the Company:
PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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